MAA Reports First Quarter Results

MEMPHIS, Tenn., May 3, 2012 /PRNewswire/ -- MAA, (NYSE: MAA), today announced earnings results for the first quarter of 2012.

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Net income available for common shareholders for the quarter ended March 31, 2012 was $23.9 million, or $0.60 per diluted common share, as compared to $8.8 million, or $0.24 per diluted common share, for the quarter ended March 31, 2011. Net income results for the quarter ended March 31, 2012 included $9.5 million, or $0.24 per diluted common share, related to the gain on the sale of two apartment communities.

Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $46.4 million, representing $1.12 per diluted share/unit, or per Share, for the quarter ended March 31, 2012, as compared to $37.0 million, or $0.98 per Share, for the quarter ended March 31, 2011. A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

First Quarter Highlights

  FFO results of $1.12 per Share for the first quarter is a record high performance for the company, growing 14.3% over the prior year.
  Same store net operating income, or NOI, for the first quarter grew 4.5% compared to the prior year
  Average effective rent for the same store portfolio increased by 4.7% compared to the first quarter of the prior year, with rents increasing in every market across the portfolio.
  Physical occupancy for the same store portfolio ended the quarter at 96.2%, an increase of 0.3% over the prior year and 1.1% over the prior quarter as new move-ins increased 13.2% during the quarter.
  Resident turnover remains low at 56.4% on an annual basis, while leasing traffic grew by a strong 7.9% over the prior year.
  Construction and initial lease-up on the four communities under development is progressing well and in line with expectations.  At the end of the first quarter, 148 of the total 1,220 units under development were completed and 176 units were already leased.
  MAA issued 1.96 million common shares through a public offering during the first quarter, for total net proceeds of approximately $120 million, primarily to fund development and acquisition activity for the year.
  MAA ended the first quarter with net-debt-to-gross assets at a historic low of 42.6% and an unencumbered asset pool of 35.9% of total gross assets.

Eric Bolton, Chairman and Chief Executive Officer, said, "Leasing conditions remain strong across the portfolio with new leasing traffic running well ahead of last year. As expected, we captured strong growth in FFO per share in the first quarter and continue to forecast a record year of FFO performance in 2012."

First Quarter Same Store Operating Results

Same store operating results include 40,609 units in 135 communities that have comparable results for periods presented.

Percent Change From Three Months Ended March 31, 2011 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue	Expense	NOI	Occupancy	Rent per Unit
Large	5.2%	4.2%	6.0%	0.7%	5.5%
Secondary	3.6%	4.8%	2.7%	-0.1%	3.8%
Total Same Store	4.5%	4.5%	4.5%	0.3%	4.7%

Same store NOI for the first quarter of 2012 grew 4.5% over the same period a year ago, based on 4.5% growth in both revenues and operating expenses for the quarter. Revenue growth for the same store portfolio was primarily related to a 4.7% increase in the average effective rent per unit for the first quarter, compared to the prior year. Physical occupancy for the same store portfolio ended the first quarter of 2012 at 96.2%, compared to 95.9% for the same period a year prior. Same store effective occupancy of 94.4% during the quarter was down approximately 50 basis points as compared to the same period in the prior year. On a sequential quarter basis, physical occupancy for the same store portfolio increased 1.1% in the first quarter. Repair and maintenance and personnel expenses produced the largest increases in same store operating expenses during the first quarter, mainly based on a 13.2% increase in new resident move-ins and additional employee health insurance costs compared to the prior year.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisitions, Dispositions and Development Activity

During the first quarter of 2012, MAA sold two communities, Kenwood Club, a 320-unit community located in the Houston, Texas metropolitan area, and Cedar Mill, a 276-unit community located in Memphis, Tennessee. MAA received combined gross proceeds of $29.8 million, representing a 7.0% average cap rate (after including a 4% management fee and $350/unit capital reserve). These dispositions are part of MAA's plan to recycle $75 million to $125 million of assets during 2012 with an expected average age of about 25 years and a projected average cap rate on disposition of 6.5% to 7.5%.

During the first quarter, MAA purchased 10.7 acres of land and began construction on a new 270-unit community located in Charleston, South Carolina. The total cost of the new community is projected to be about $33.1 million, including the land and capitalized interest, which brings MAA's total current development commitment to approximately $143.7 million for four communities containing 1,220 units.

During the first quarter, MAA funded an additional $27 million toward completion of development communities, bringing the total investment to $81.3 million to date. Initial units have been delivered at two of the communities, Cool Springs in Nashville, Tennessee and Ridge at Chenal Valley in Little Rock, Arkansas. A total of 148 units were completed during the first quarter with 176 units leased and 126 units occupied at the end of the quarter.

In April, MAA purchased the 240-unit Adalay Bay, which is a high quality community built in 2002 and located in Chesapeake, Virginia, which is part of the Norfolk-Virginia Beach-Newport News metropolitan area, increasing MAA's presence in the area.

Also in April, MAA purchased the remaining two thirds interest in Legacy at Western Oaks, a 479-unit property located in Austin, Texas, from Mid-America Multifamily Fund II, LLC, or Fund II, one of the company's joint venture funds. MAA paid $17.6 million in cash and assumed a $30.3 million loan to acquire the property.

Capital Markets and Financing Activity

During the first quarter, MAA closed a public offering of 1,955,000 shares of common stock, including the underwriters' overallotment option of 255,000 shares. MAA received approximately $120 million in net proceeds from the issuance after deducting underwriter discounts. The proceeds will primarily be used to fund the company's development pipeline and acquisition activity for the current year.

Also during the first quarter, MAA closed on a $150 million unsecured term loan. The new loan has a five-year maturity and bears a variable interest rate of LIBOR plus a credit spread initially ranging from 1.40% to 2.15% (1.65% at the time of closing), depending on the company's leverage levels. At the time MAA is able to obtain an additional investment grade rating from Moody's or S&P, to accompany the current BBB rating from Fitch, the loan will revert to a variable rate of LIBOR plus a credit spread ranging from 1.10% to 2.05%, based on the investment grade rating achieved. The bank group funding the loan and major terms and covenants are similar to the company's existing $250 million unsecured credit facility. The proceeds from the new loan will be received in three equal tranches through April 30, 2012, and will be used to redeem all of the 2012 debt maturities and to repay an additional portion of the company's secured credit facilities, allowing more assets to be released into the unencumbered asset pool. At the end of the first quarter, 35.9% of the company's gross assets were unencumbered.

In conjunction with the new $150 million variable rate unsecured term loan, MAA entered into three forward interest rate swap agreements during the quarter with a total notional amount of $150 million. Based on the initial credit spread at the time of closing, the swaps effectively fix the interest rate on the term loan at 2.71% for five years.

Balance Sheet Strength

As of March 31, 2012, MAA's ratio of net-debt-to-market capitalization was 35% (based on the March 30, 2012 closing stock price of $67.03), and MAA's net-debt-to-gross assets ratio (based on gross book value at quarter end) was 43%. At the end of the quarter, total debt of $1.5 billion was outstanding at an average interest rate of 3.8%, with 89% of this debt fixed or hedged against rising interest rates. MAA had over $380 million of excess capacity available from cash and additional borrowing availability under current credit facilities at the end of the first quarter, with a fixed charge coverage ratio of 4.2x for the quarter.

Value Add Capital Expenditures

MAA continues its redevelopment program at select communities throughout the portfolio. During the first quarter, 605 units were renovated at an average cost of approximately $3,900 per unit, achieving rental rate increases of 9% above non-renovated units. To date, over 14,500 units have been renovated through this program, achieving an average projected unleveraged internal rate of return of approximately 11% for the entire program.

Recurring capital expenditures totaled $7.6 million for the first quarter of 2012, approximately $0.18 per Share, resulting in adjusted funds from operations, or AFFO, of $0.94 per Share for the quarter, a 13.3% increase over the same period in the prior year. Total property capital expenditures for the first quarter of 2012 were $12.2 million on existing properties, an additional $2.9 million on the redevelopment program, and $26.7 million on the new development projects. A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

73rd Consecutive Quarterly Common Dividend Declared

MAA's Board of Directors voted to continue the quarterly dividend at an annual rate of $2.64 per common share/unit, and declared its 73rd consecutive quarterly common dividend which was paid on April 30, 2012 to holders of record on April 13, 2012.

2012 FFO per Share Guidance Increased

MAA's same store portfolio performed in-line with management's expectations for the first quarter, and management continues to believe that the fundamental factors in the multifamily sector and its operating region will support rent growth through 2012. MAA's management continues to forecast NOI growth for the same store portfolio for the full year of 2012 in the 5.0% to 6.0% range, based on revenue growth of 4.5% to 5.5% and expense growth of 3.5% to 4.5%.

Given the first quarter FFO per Share performance, management believes an increase in the full-year 2012 FFO per Share guidance to a range of $4.28 to $4.48 per Share is appropriate. FFO for both the second and third quarters is now expected to be in the $1.02 to $1.12 per Share range, and in the $1.07 to $1.17 per Share range for the fourth quarter.

Consistent with earlier guidance, the company expects wholly-owned acquisitions to range between $250 million and $300 million for the full year 2012, and dispositions to range between $75 million to $125 million for the year. Management now expects Fund II acquisitions to range between $25 million to $75 million for the full year.

MAA projects funding for the four apartment communities currently under development to be in a range of $80 million to $85 million for the year. Total capital expenditures at existing communities, including the redevelopment program, are projected to range between $50 million to $55 million for the full year.

MAA expects total leverage, defined as net-debt-to-gross assets, to remain in the 43% to 47% range for 2012, with average interest costs expected to range between 3.9% and 4.1% for the full year.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.com. MAA will host a conference call to further discuss first quarter results on Friday, May 4, 2012, at 9:00 AM Central Time. The conference call-in number is 866-219-5885 and the moderator's name is Leslie Wolfgang. MAA's filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,925 apartment units throughout the Sunbelt region of the U.S. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements

We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development and renovation activity as well as other capital expenditures, capital raising activities, rent growth, occupancy and rental expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  the availability or not of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry shrink or cease to exist;
  inability to acquire funding through the capital markets;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  increasing real estate taxes and insurance costs;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  losses from catastrophes in excess of our insurance coverage;
  changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
  loss of hedge accounting treatment for interest rate swaps and interest rate caps;
  inability to pay required distributions to maintain REIT status;
  the continuation of the good credit of our interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share data
	Three months ended
	March 31,
	2012	2011
Property revenues	$ 119,362	$ 104,722
Management and fee income	269	223
Property operating expenses	(49,842)	(44,329)
Depreciation and amortization	(30,643)	(27,216)
Acquisition credit (expenses)	634	(219)
Property management expenses	(5,454)	(5,144)
General and administrative expenses	(3,447)	(4,610)
Income from continuing operations before non-operating items	30,879	23,427
Interest and other non-property income	108	235
Interest expense	(14,350)	(13,914)
Gain on debt extinguishment	20	-
Amortization of deferred financing costs	(771)	(715)
Asset Impairment	-	-
Incentive fee from real estate joint ventures	-	-
Net casualty loss and other settlement proceeds	(4)	(141)
Gain on sale of non-depreciable and non-real assets	-	(6)
Gain on properties contributed to joint ventures	-	-
Income from continuing operations before
loss from real estate joint ventures	15,882	8,886
Loss from real estate joint ventures	(31)	(245)
Income from continuing operations	15,851	8,641
Discontinued operations:
Income from discontinued operations before gain	(158)	521
Asset impairment of discontinued operations	(71)	-
Net casualty loss and other settlement proceeds in
discontinued operations	(54)	(7)
Gain on sales of discontinued operations	9,500	-
Consolidated net income	25,068	9,155
Net income attributable to noncontrolling interests	(1,178)	(311)
Net income attributable to MAA	23,890	8,844
Preferred dividend distribution	-	-
Premiums and original issuance costs associated with
the redemption of preferred stock	-	-
Net income available for common shareholders	$ 23,890	$ 8,844

Earnings per share - Diluted shares	39,607	37,904
Net income per share available for common shareholders - Diluted (1)	$0.60	$0.24

(1) Equals the more dilutive of the treasury stock or two class methods. The impact of partnership units is included in dilutive earnings per share calculations for the periods when it is dilutive to earnings per share.

FUNDS FROM OPERATIONS
In thousands except per share data
	Three months ended
	March 31,
	2012	2011
Net income attributable to MAA	$ 23,890	$ 8,844
Depreciation and amortization of real estate assets	30,057	26,687
Asset Impairment	71	-
Net casualty (gain) loss and other settlement proceeds	4	141
Net casualty loss and other settlement proceeds
of discontinued operations	54	7
Depreciation and amortization of real estate assets
of discontinued operations	135	525
(Gain) loss on sales of discontinued operations	(9,500)	-
Depreciation and amortization of real estate assets
of real estate joint ventures	557	514
Net income attributable to noncontrolling interests	1,178	311
Funds from operations	46,446	37,029
Recurring capital expenditures	(7,551)	(5,730)
Adjusted funds from operations	$ 38,895	$ 31,299

Weighted average common shares and units - Diluted	41,543	37,904

Funds from operations per share and unit - Diluted	$1.12	$0.98
Adjusted funds from operations per share and unit - Diluted	$0.94	$0.83

CONSOLIDATED BALANCE SHEETS
In thousands
		Mar 31, 2012	Dec 31, 2011
Assets
Real estate assets
Land		$ 337,220	$ 333,846
Buildings and improvements		2,865,981	2,879,289
Furniture, fixtures and equipment		93,919	92,170
Capital improvements in progress		74,294	53,790
		3,371,414	3,359,095
Accumulated depreciation		(980,036)	(961,724)
		2,391,378	2,397,371
Land held for future development		1,306	1,306
Commercial properties, net		8,014	8,125
Investments in real estate joint ventures		16,567	17,006
Real estate assets, net		2,417,265	2,423,808
Cash and cash equivalents		41,826	57,317
Restricted cash		22,740	1,362
Deferred financing costs, net		15,306	14,680
Other assets		26,167	29,195
Goodwill		4,106	4,106
Total assets		$ 2,527,410	$ 2,530,468

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable		$ 1,353,056	$ 1,514,755
Unsecured notes payable		187,000	135,000
Accounts payable		4,001	2,091
Fair market value of interest rate swaps		29,360	33,095
Accrued expenses and other liabilities		79,437	91,718
Security deposits		6,392	6,310
Total liabilities		1,659,246	1,782,969
Redeemable stock		4,446	4,037
Shareholders' equity
Common stock		409	389
Additional paid-in capital		1,491,183	1,375,623
Accumulated distributions in excess of net income		(625,266)	(621,833)
Accumulated other comprehensive losses		(31,800)	(35,848)
Total MAA shareholders' equity		834,526	718,331
Noncontrolling interest		29,192	25,131
Total equity		863,718	743,462
Total liabilities and shareholders' equity		$ 2,527,410	$ 2,530,468

SHARE AND UNIT DATA
In thousands
	Three months ended
	March 31,
	2012	2011
NET INCOME SHARES(1)
Weighted average common shares - Basic	39,505	35,706
Weighted average partnership units outstanding	-	2,101
Effect of dilutive securities	102	97
Weighted average common shares - Diluted	39,607	37,904
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	41,441	37,807
Weighted average common shares and units - Diluted	41,543	37,904
PERIOD END SHARES AND UNITS
Common shares at March 31,	40,940	36,545
Partnership units at March 31,	1,936	2,013

(1) For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to
Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Funds From Operations (FFO)

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, MAA has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before the amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)

For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)

For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio

We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months. In the case of newly developed apartment communities, or communities acquired in lease-up, they are considered stabilized after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of unit turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets generally based on market population.

Net Operating Income (NOI)

Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Average Effective Rent

Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com